Exhibit 99.1


[XL Capital Logo Omitted]

                                                                  XL Capital Ltd
                                                                        XL House
                                                             One Bermudiana Road
                                                          Hamilton HM 11 Bermuda
                                                           Phone: (441) 292-8515
                                                             Fax: (441) 292-5280

NEWS RELEASE


Contact:  Scott C. Hoy                                       Roger R. Scotton
          Investor Relations                                 Media Contact
          (441) 294-7201                                     (441) 294-7165


               XL CAPITAL LTD ANNOUNCES PLAN TO OFFER SENIOR NOTES


HAMILTON, BERMUDA (November 8, 2004) -- XL Capital Ltd (NYSE: XL) ("XL" or the "Company") announced today that it currently plans to sell up to $300 million of senior notes due 2014 and up to $350 million of senior notes due 2024, pursuant to XL's currently effective shelf registration statement.

Wachovia Securities and Credit Suisse First Boston LLC will act as joint book-running managers for XL's senior notes offering. Full details of the offering, including a description of the senior notes and certain risk factors related to the senior notes, are contained in a prospectus supplement dated today and available through Wachovia Capital Markets, LLC, Attention: Syndicate Operations, 8739 Research Drive, Charlotte, North Carolina 28262, or Credit Suisse First Boston LLC, Attention: Prospectus Department, One Madison Avenue, New York, New York 10010.

This press release does not constitute an offer to sell or the solicitation of an offer to buy any of the senior notes or any other securities, nor will there be any sale of the senior notes or any other securities in any state or jurisdiction in which such offer, solicitation or sale is not permitted.



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XL Capital Ltd, through its operating subsidiaries, is a leading provider of insurance and reinsurance coverages and financial products to industrial, commercial and professional service firms, insurance companies, and other enterprises on a worldwide basis. As of September 30, 2004, XL Capital Ltd had consolidated assets of approximately $46.8 billion and consolidated shareholders' equity of approximately $7.4 billion. More information about XL Capital Ltd is available at www.xlcapital.com.

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